Exhibit 99.1

For Immediate Release

TETRA TECHNOLOGIES, INC. ANNOUNCES ADDITION OF

LITHIUM AND BROMIDES EXECUTIVE TO ITS BOARD OF DIRECTORS

THE WOODLANDS, Texas, February 7, 2022 /PRNewswire/ -- TETRA Technologies, Inc. ("TETRA" or the "Company") (NYSE:TTI) announced today that its Board of Directors has appointed Sharon Booth McGee as a member of the Board of Directors, effective February 7, 2022.  Ms. McGee brings to TETRA extensive global chemicals experience including the lithium and bromides markets.  Ms. McGee will serve as an independent director and a member of the Nominating, Governance and Sustainability Committee and the Human Capital Management and Compensation Committee of the board.

Brady M. Murphy, TETRA’s President and Chief Executive Officer, stated “We are very pleased to welcome Sharon to our board. Sharon is an accomplished global specialty chemicals executive with a broad range of experience from global business management to responsibilities over corporate development, sales and marketing, supply chain and logistics, manufacturing operations, R&D and innovation, investor relations, sustainability and governance. Her expertise fits very well with our focus on aqueous chemistry solutions and our low carbon energy initiatives.  This is our second addition to our Board in the last year of executives with strong global chemicals experience to support that strategic focus.  Last year we added Shawn Williams with significant chemicals and industrial experience, including 22 years in the industrial and materials business at General Electric.”

Ms. McGee founded SDBM Executive and Strategic Advisory, LLC in May, 2021, an independent advisory service to the new energy, chemicals, materials, mining, and oil and gas industries.  Prior to that, Ms. McGee served at Albemarle Corporation for 33 years, holding several senior management level positions, most recently as Vice President, Investor Relations & Corporate Development from 2016 through January, 2021, Vice President, Asia Pacific Region and Global Fire Safety Sales from 2014-2016, Vice President, Sales – Americas from 2013-2014, Division Vice President, Performance Chemicals from 2008-2013, and Global Business Director, Industrial Bromides from 2005-2008. Albemarle is one of the largest global producers of lithium and lithium derivatives, and bromine and bromine derivatives, of which Ms. McGee participated in many of those strategic discussions.  Ms. McGee, a native of Ashdown, Arkansas, earned an Executive MBA Certificate from Louisiana State University and MS and BS degrees in Chemical Engineering from the University of Arkansas.

Company Overview

TETRA Technologies, Inc. is an industrial and oil & gas products and services company operating on six continents focused on bromine-based completion fluids, calcium chloride, water management solutions, frac flowback and production well testing services.  Calcium chloride is used in the oil and gas, industrial, agricultural, road, food and beverage markets.  TETRA is evolving its business model by expanding into the low carbon energy markets with its chemistry expertise, key mineral acreage and global infrastructure.  Recently announced initiatives include commercialization of TETRA PureFlowTM an ultra-pure zinc bromide for stationary batteries and energy storage; advancing an innovative carbon capture utilization and storage technology with CarbonFree to capture CO2 and mineralize emissions to make commercial, carbon-negative chemicals; and development of TETRA’s lithium and bromine mineral acreage to meet the growing demand for oil and gas products and energy storage.  Visit the Company's website at www.tetratec.com.

Investor Contact

For further information: Elijio Serrano, CFO, TETRA Technologies, Inc., The Woodlands, Texas, Phone: (281) 367-1983, www.tetratec.com